Exhibit 99.1

Listed on the New York Stock Exchange (KIM)	NEWS RELEASE

Kimco Realty Appoints Conor C. Flynn President

NEW HYDE PARK, New York, August 6, 2014 - Kimco Realty Corporation (NYSE:KIM) today announced that Conor C. Flynn, the company’s Executive Vice President, Chief Operating Officer and Chief Investment Officer, has been named President of the company effective August 5, 2014.

“Conor has demonstrated extraordinary leadership in directing the strategic and operational activities of the company, highlighted by an entrepreneurial vision and passion for the company that will continue Kimco’s organizational success well into the future,” said David B. Henry, Kimco’s Chief Executive Officer and Vice Chairman of the Board of Directors, “In recognizing Conor’s many talents, the company’s board of directors unanimously approved his appointment as President.”

Prior to his appointment, Mr. Flynn served as the company’s Executive Vice President, Chief Operating Officer and Chief Investment Officer, responsible for overseeing the company’s shopping center business including the supervision of all regional personnel handling leasing, property management, construction, asset management and value creation activities, as well as, guiding new investment decisions for the organization. Mr. Flynn, who will continue in his role as Chief Operating Officer and Chief Investment Officer, joined Kimco in 2003 as an asset manager and has held a variety of senior leadership roles over the past 11 years, including President, Western Region. Conor Flynn holds a BS in Economics from Yale University and Masters in Real Estate Development from Columbia University.

“I am honored by the confidence the company’s board of directors and management have shown in naming me President of Kimco.” Mr. Flynn commented, “Together with our talented associates, I’m very excited to continue positioning this best-in-class organization to achieve strong financial results and maximize shareholder value.”

Mr. Henry held the title of President immediately prior to Mr. Flynn’s appointment and will continue to serve as Chief Executive Officer and Vice Chairman of the Board of Directors.

About Kimco

Kimco Realty Corp. (NYSE: KIM) is a real estate investment trust (REIT) headquartered in New Hyde Park, New York, that owns and operates North America’s largest portfolio of neighborhood and community shopping centers. As of June 30, 2014, the company owned interests in 840 shopping centers comprising 121 million square feet of leasable space across 41 states, Puerto Rico, Canada, Mexico and South America. Publicly traded on the NYSE since 1991, and included in the S&P 500 Index, the company has specialized in shopping center acquisitions, development and management for more than 50 years. For further information, please visit www.kimcorealty.com, the company’s blog at blog.kimcorealty.com, or follow Kimco on Twitter at www.twitter.com/kimcorealty.

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CONTACT:

David F. Bujnicki

Vice President, Investor Relations and Corporate Communications

Kimco Realty Corporation

1-866-831-4297